Exhibit 99.2

First Quarter 2013 Earnings

April 26, 2013

Annual Shareholder Meeting May 7 at 5 p.m. Comfort Inn & Conference Center in Mt. Pleasant

Dear Shareholder,

Our first quarter 2013 financial statements have been completed and I am pleased to share the results with you. The Corporation’s first quarter 2013 net income was $3.09 million, compared with $2.51 million in the fourth quarter of 2012 and $3.23 million in the first quarter of 2012. The Corporation paid a $0.21 per share cash dividend in the first quarter of 2013, which represents a 5.00% increase when compared to the same period in 2012. Based on the Corporation’s average stock price of $24.52 for the month of March 2013, the annualized cash dividend yield was 3.43%. The following are highlights from the first quarter:

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The 4.33% decline in net income (compared to first quarter 2012) is primarily attributed to the strategic restructuring of investment securities and borrowings which took place in the first quarter of 2012 and led to a one-time increase in net income of $603,000.

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Total assets on March 31, 2013 were $1.43 billion, and assets under management - which included loans sold and serviced, and assets managed by the Corporation’s Investment and Trust Services Department of $638.11 million - were $2.07 billion. This represents a 4.02% increase in assets under management when compared to March 31, 2012.

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Loan quality remains sound as evidenced by our relatively low percentage of loans classified as “nonperforming.” As of March 31, 2013, the ratio of “nonperforming” loans to total loans for the Corporation was 0.90%, down from 1.00% at year-end 2012. In comparison, the average percentage for all bank holding companies in the Corporation’s peer group was 2.19% as of December 31, 2012 (peer group ratios are not yet available for March 31, 2013).

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Our risk based capital to risk adjusted total assets ratio of 14.86% at March 31, 2013 is considered to be exceptionally sound when compared to the 8.0% ratio required to be considered adequately capitalized under the Federal Reserve Board’s risk based capital rules.

We continue to leverage our financial strength and stability to make strategic decisions which will position us well for the future. Later this year, we will open a second office in Big Rapids. This new office will allow us to better serve the needs of our current customers, and as the only bank on the east side of Big Rapids, the needs of the community.

On behalf of our Board and employees, thank you for your support. I hope to see you at our annual shareholder meeting on May 7th at 5:00 p.m. at the Mount Pleasant Comfort Inn & Conference Center. If you have questions or comments, please call me at (989) 779-6230 or contact me by email at rbarz@isabellabank.com.

Richard J. Barz, CEO

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended March 31, 2013, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION                     PO BOX 100, Mt. Pleasant, MI 48804-0100                     www.isabellabank.com